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                                EXHIBIT 99


THE COLONEL'S INTERNATIONAL, INC.
NASDAQ Symbol COLO

PRESS RELEASE
FOR IMMEDIATE RELEASE
July 2, 1997

Contact:  Richard S. Schoenfeldt
          Chief Financial Officer
          313-439-4200

THE COLONEL'S INTERNATIONAL, INC. ANNOUNCES TERMINATION OF PRELIMINARY AGREEMENT TO ACQUIRE THE PATSY LOU WILLIAMSON GROUP OF AUTOMOBILE
DEALERSHIPS

Milan, Michigan. The Colonel's International, Inc. ("Company") Board of Directors today announced that it has terminated the preliminary agreement to acquire the new and used car dealerships owned by Mrs. Patsy Lou Williamson, the Company's Chairwoman. The Company entered into the preliminary agreement on March 20, 1997 and made a public announcement of the preliminary agreement on that date. At this time, the Company has no intention to acquire any automobile dealerships.

Further business conducted during the board meeting included acceptance of Michael J. McCloskey's resignation as Vice Chairman, Director and Chief Executive Officer, effective June 30, 1997. Mark Stevens, the Company's President, will assume the responsibilities of Chief Executive Officer. Burt Reynolds of television and movie fame has been appointed to the Board of Directors to fill the Board vacancy.

The Colonel's, Inc., a wholly-owned subsidiary of the Company based in Milan, Michigan, is a leading domestic manufacturer of plastic replacement bumpers and facias for the aftermarket auto industry in North America. The Colonel's Truck Accessories, Inc., a wholly-owned subsidiary of the Company, produces truck bed liners for sale to new vehicle dealers and in the automotive after-market. Brainerd International Raceway, the Company's other wholly-owned subsidiary, owns and operates Brainerd International Raceway, a multi-purpose motor sports facility located in Brainerd, Minnesota.







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